Exhibit 10.1

Ceridian HCM Holding Inc.

2019 Management Incentive Plan (“MIP”)

The MIP is a discretionary, incentive cash compensation plan designed to drive company results related to our key financial metrics. Participants in the MIP are active eligible employees of Ceridian HCM Holding Inc. (“Ceridian”) and its subsidiaries who play a key role in Ceridian accomplishing its objectives. The Compensation Committee of Board of Directors (“Board”) of Ceridian has approved the MIP, including the Incentive Components as set forth below. The Board will consider the achievement of the Incentive Components to determine whether a payment will be made to participants in the MIP.

Incentive Components

•	Revenue (50%)

The purpose of the Revenue component is to drive total revenue growth across the business.

•	Adjusted EBITDA (50%)

The purpose of the adjusted EBITDA component is to provide focus on Ceridian’s profitability.

Any MIP payout will be determined by the Board, in its sole discretion, based upon the achievement of one or both Incentive Components at Target. The Incentive Components are calculated based on Ceridian’s operating results, adjusted for foreign currency and interest rate impacts plus other unique impacts to Ceridian as determined by the Board. Achievement levels of the Incentive Component(s) below Target may result in no MIP payout.

Weighting of Employee’s Individual MIP Target	Incentive Component	Target 2019 External Guidance (Based on the Q4 2018 Earnings Release)
		Incentive Component Result	Incentive Component Payout %
50%	REVENUE	$810M	100%
50%	ADJUSTED EBITDA	$182M	100%

Note:  All figures are in USD$ Millions.

Plan Eligibility

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The MIP applies to designated employees, as approved by management in its sole discretion, who are leveled as Management in Grades 7 and above and Professional Individual Contributors in Grades 10 and above.

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Eligible employees, including new hires and promotions/job changes, must be actively employed on or before October 1, 2019 to be eligible for MIP. Proration for MIP is based on the employee’s date of eligibility and duration of active employment in the incentive period. Employees on long term leaves are not considered actively employed.

•	Employees who previously met MIP eligibility criteria and management has approved their continued participation for 2019.
•	Ceridian retains the right to amend these eligibility criteria in its sole discretion.

Plan Payment Opportunity

•	Ceridian offers no employee any guarantee of any expectation of receiving an incentive or any incentive payment under the MIP.
•	Employees will be provided their individual MIP target, a percentage of their base salary (“Individual MIP Target”).
•

Any MIP payment will be calculated based upon the employee’s base salary multiplied by the employee’s Individual MIP Target percent multiplied by the weighting for the Incentive Component (50% as above). Then multiplied by the Incentive Component Payout % based on the specific Incentive Component Result.

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An employee terminated on or prior to September 30, 2019, for any reasons (including with or without just cause or by resignation), is not eligible for any portion of the MIP for the year in which they are terminated, regardless of whether the employee may be entitled to receive compensation, severance or pay in lieu of notice of termination.

•

For the purposes of the MIP, employment is considered to terminate on the last date of active employment. In no circumstance will a period relating to pay in lieu of notice or severance be included for eligibility or pay purposes. The employee will not be entitled to recover damages or any other form of compensation in lieu of the incentive payment to which the employee may otherwise have been entitled under the MIP (unless required by local law).

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Employees who resign their employment on or before the incentive payment date or are terminated for cause (or for gross misconduct serious as to justify summary dismissal) at any time, are not eligible for MIP of any nature.

•	The MIP is discretionary and subject to change from time to time, including discontinuation, at Ceridian’s sole discretion.
•	Any MIP payments do not vest to the employee nor are deemed wages until and if it is paid.
•	Any MIP payments will be made as soon as administratively feasible upon approval from the Board in the calendar year following the applicable incentive period year.

Incentive Period

January 1, 2019 through December 31, 2019.

Entire Agreement

This document represents the entire agreement with respect to the MIP and replaces all prior agreements or representations with respect to the MIP.  Neither the employee nor Ceridian rely upon, or regard as material, any representation (oral or in writing) not expressly included in this document.

Executive Officer Target Incentive Compensation Levels in the 2019 MIP

On February 5, 2019, the target incentive compensation level for David D. Ossip, our Chair of the Board and Chief Executive Officer, is $800,000, or 114% of his current base salary.  On February 5, 2019, the target incentive compensation level for each of our other executive officers as a percentage of base salary is:  60% for Leagh E. Turner, our President; 80% for Paul D. Elliott, our Chief Operating Officer; 80% for Arthur Gitajn our Executive Vice President and Chief Financial Officer; 60% for Ozzie J. Goldschmied our Executive Vice President and Chief Technology Officer; 60% for Scott A. Kitching our Executive Vice President, General Counsel and Assistant Secretary; 60% for Lisa M. Sterling our Executive Vice President and Chief People and Culture Officer; and 60% for Erik J. Zimmer our Executive Vice President and Chief Strategy Officer.